EXHIBIT 99.2

PRESS RELEASE - OCTOBER 17, 2003

Former Interpool General Counsel Re-Joins The Company

Arthur L. Burns, Executive Vice President and General Counsel,
Will Be Based in New York City

          PRINCETON, NJ, October 17, 2003 -- Interpool, Inc. (NYSE: IPX) today announced that Arthur L. Burns, who was employed as General Counsel of Interpool, Inc. and its predecessor from 1980 to 1996 and has been a member of the Board of Directors since January 1990, has re-joined the company as Executive Vice President and General Counsel, effective immediately.

          Burns will be relocating from Massachusetts to New York to rejoin the Company and will remain on the Board. In addition, Christopher N. Fermanis, who recently served as General Counsel, will be appointed as Senior Vice President-Law of Interpool, Inc. and continue as General Counsel of Interpool's operating subsidiaries, Interpool Limited and Trac Lease, Inc. Mr. Fermanis has elected not to relocate to New York.

          "We could not be more pleased to have Art take on this important assignment and help strengthen our legal and regulatory oversight and corporate governance practices," said Martin Tuchman, Chairman and Chief Executive Officer. "The Board felt that it was important to have the Company's General Counsel based in our New York executive office and Art will once again fill that role. Art and Chris's extensive experience with the Company and industry underscores the depth of Interpool's management team."

          Prior to joining Interpool Limited in 1980, Mr. Burns served as assistant general counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. He holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

          Mr. Fermanis has been with the Company since 1981. Previously, he served as an associate at the New York law firm of Haight, Gardner, Poor & Havens. He holds a bachelor's degree in philosophy from Princeton University and a law degree from the University of Michigan Law School.

          Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

          This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

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